Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Stock Incentive Plan of CoStar Group Inc., as amended, of our reports dated February 24, 2012, with respect to the consolidated financial statements of LoopNet, Inc. and the effectiveness of internal control over financial reporting of LoopNet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 27, 2012